LIBERTY GLOBAL 401(K) SAVINGS AND STOCK OWNERSHIP PLAN
Exhibit 23
Consent of Independent Registered Public Accounting Firm
     We hereby consent to the incorporation by reference in the Registration Statements (No. 333-125962 and No. 333-128034) on Form S-8 of Liberty Global, Inc. of our report dated June 26, 2006, pertaining to the financial statements and supplemental schedules of the Liberty Global 401(k) Savings and Stock Ownership Plan (formerly UnitedGlobalCom, Inc. 401(k) Savings and Stock Ownership Plan) as of December 31, 2005 and 2004 and for the year ended December 31, 2005 appearing in this Annual Report on Form 11-K.

/s/ Anton Collins Mitchell LLP
Denver, Colorado
June 26, 2006